Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement No. 333-256659 on Form S-1 of our report dated February 16, 2021, relating to the financial statements of Garrett Motion Inc. and the effectiveness of Garrett Motion Inc.’s internal control over financial reporting, appearing in the annual report on Form 10-K of Garrett Motion Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte SA

Geneva, Switzerland
June 9, 2021